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POLICY ON THE DISCLOSURE OF RELEVANT INFORMATION AND TRADING OF CEMIG’S SECURITIES

1. INTRODUCTION

1.1.     Companhia Energética de Minas Gerais – CEMIG (“CEMIG”) is a publicly-held company with shares traded on the stock exchanges of São Paulo, New York, and Madrid, committed to implementing the best corporate governance practices and ensuring high standards of transparency and fair treatment with investors and the capital markets in general.

1.2.    This document establishes the Policy on the Disclosure of Relevant Information and Trading of Securities of CEMIG, its wholly-owned subsidiaries, subsidiaries, and affiliates (jointly referred to as “CEMIG”), prepared under the applicable legislation and regulations, especially CVM Regulation 44, of August 23, 2021, as amended.

2. DEFINITIONS

2.1 For the purposes of this Policy, the following definitions are adopted:

2.1.1   Controlling Shareholder: the shareholder or group of shareholders exercising control over CEMIG, observing, for the concept of “control”, the applicable legislation and regulation.

2.1.2   Administrators: the Chair, Vice-Chairs, and members of the Board of Directors of CEMIG, its wholly-owned subsidiaries, subsidiaries, and affiliates, by statutory provision.

2.1.3   Public Agent: a person who holds, with or without compensation, by election, appointment, designation, hiring, or any form of investiture or link, a term of office, position, employment, or public function, even temporarily.

2.1.4   Notice to Shareholders: communication or notices that CEMIG understands are useful to disclose to its shareholders.

2.1.5  Material Act or Fact: any decision of the Controlling Shareholder, resolution of the general meeting of shareholders or CEMIG’s administrative bodies, or any other act or fact of a political-administrative, technical, business, or economic-financial nature occurred or related to its business that may significantly influence the price of securities issued by CEMIG or related to them; in investors’ decision to purchase, sell, or hold securities; in investors’ decision to exercise any rights inherent to the condition of holder of securities issued by CEMIG or related to them; and/or affect its image in the market in general.

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2.1.6 Bookbuilding: the process used for companies to assess market demand for their financial instruments and establish the fair price of these instruments, considering supply and demand, used, for instance, in share and debenture issue processes.

2.1.7  B3:B3 S.A. – Brasil, Bolsa, Balcão (Brazil’s official stock exchange, headquartered in São

Paulo).

2.1.8   Notice to the Market: any information that is not defined as Material Act or Fact and even if not required by applicable law and regulations, CEMIG’s management considers it appropriate to disclose to the market, including, but not limited to, clarifications provided on inquiries made by CVM, the National Electricity Agency (Aneel), B3, or other control and oversight bodies and entities to which CEMIG is subject, as applicable, or materials disclosed in meetings with market analysts.

2.1.9 CVM: Brazilian Securities and Exchange Commission.

2.1.10 VPF: Vice-Presidency of Finance and Investor Relations.

2.1.11 Insider or Relevant Information: information related to Material Acts or Facts not disclosed to the investing public and the market in general, of which one has knowledge and which one must keep confidentiality and secrecy.

2.1.12 Related Parties: for the purposes of this Policy, CEMIG’s related parties are:

a) its controlling shareholder, CEMIG’s subsidiaries and affiliates, as well as the subsidiaries and affiliates of its controlling shareholders;

b) its administrators and members of the Fiscal Council and Audit Committee;

c) legal entities that have administrators in common, appointed by the controlling shareholder, with Significant Influence;

d) any entity that maintains post-employment benefit plans for the employees of CEMIG or its Related Parties mentioned in the previous paragraphs, such as Fundação Forluminas de Seguridade Social and Cemig Saúde; and

e) legal entities in which CEMIG holds or exercises Significant Influence.

2.1.13 Blackout Period:

A period of 15 (fifteen) days preceding the date of disclosure of CEMIG‘s quarterly accounting information and annual financial statements, aiming to ensure equal treatment in the dissemination of Company information. In other cases, including public distribution offerings, CEMIG’s information disclosure must be regular, observing the provisions of CVM and applicable law.

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2.1.14 Related Persons:  for the purposes of this Policy, CEMIG’s Related Persons are:

f) direct or indirect controlling shareholder;

g) members of the Board of Directors;

h) Executive Board;

i) sitting and alternate Fiscal Council members;

j)  members of the Audit Committee and other bodies with technical or advisory functions of CEMIG, constituted or to be constituted by statutory provisions;

k) Directors, assistants, or holders of positions ad nutum;

l) employees;

m) any individuals who, due to their office, function, or position in CEMIG, the controlling shareholder, its subsidiaries or affiliates, have knowledge or access to information regarding a Material Act or Fact relevant to CEMIG;

n) any individuals who maintain a business, professional, or trust relationship with CEMIG, such as, but not limited to, independent auditors, lawyers, law firms, analysts and financial institutions, real estate market analysts, external consultants, securities distribution system institutions, suppliers and service providers, contracted individuals, and even proxies;

o) spouse or partner of any other dependents included in the annual income tax return; and

p) former administrators, former members of the Fiscal Council, Audit Committee, and any bodies with technical or advisory functions, constituted or to be constituted by statutory provisions, who leave CEMIG before the public disclosure of a business or fact initiated during their term, extending until the disclosure of information as a Material Act or Fact to the market or for 6 (six) months after their departure, whichever occurs later.

2.1.15 IR - Investor Relations Department of CEMIG and its wholly-owned subsidiaries.

3. PURPOSE AND COVERAGE

3.1     The purpose of this Policy is to regulate:

3.1.1 The use and disclosure of information that, by its nature, may be classified as a Material Act or Fact, establishing rules and guidelines to be observed to ensure the maintenance of confidentiality regarding information not disclosed to the CVM and the market in general; the misuse of insider information within CEMIG; and

3.1.2 The trading of securities issued by the Company.

3.2   The rules and procedures established in this Policy apply to the Related Persons defined in item 2 above.

3.3    Regarding affiliates, this Policy applies to them as far as applicable, restricted to the limitations imposed by their corporate structure, and it is the responsibility of the Administrators appointed by CEMIG to ensure compliance with it.

3.3.1 The disclosure of a Material Act or Fact and/or Notice to the Market by subsidiaries and, when possible, by affiliates of CEMIG, capable of directly or indirectly influencing CEMIG, must also be made available simultaneously by CEMIG to the market in general.

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4. PRINCIPLES AND GUIDELINES

4.1      This Policy must align with good corporate governance practices, value creation assumptions, optimization for shareholders, Long-Term Strategy, Multi-Year Business Plan, and Annual Budget of CEMIG, as well as the principles of constitutional, administrative, and corporate law applicable to the companies involved.

4.2     Related Persons subject to this Policy must guide their conduct under the provisions of applicable laws and regulations, as well as with the following basic principles and guidelines:

4.2.1   Transparency and Publicity: providing and disclosing transparent, accurate, timely, prompt, homogeneous information in accessible language and ensuring access to corporate information, as applicable, not only considering those of a mandatory nature and/or under legal, regulatory, administrative, or judicial provisions, ensuring equal treatment to CEMIG’s shareholders.

4.2.2 Integrity of Information: limiting access to Insider or Relevant Information before disclosure to the market, only to professionals directly involved and internally responsible for the matter, as well as the obligation to ensure that trusted third parties also do so.

4.2.3   Good Faith: maintaining due secrecy and confidentiality of Relevant and Insider Information to which Related Persons have access, disclosing them strictly to those internally and directly involved in the matter, keeping secure how such information is stored and transmitted, and not discussing or debating it with third parties, including family members.

4.2.4  Loyalty and Truthfulness: corrective, objective, and uniform disclosure of CEMIG’s corporate information, completely and fairly, considering the relationship with shareholders, investors, opinion formers, and the market as a whole.

4.2.5   Immediacy: disclosure of a Material Act or Fact, Notice to the Market, or Notice to Shareholders must be made immediately upon the occurrence of acts or facts related to CEMIG's business, observing, in all cases, the deadlines established by CVM.

4.2.6 Responsible Disclosure: the duty to maintain the confidentiality of Insider or Confidential Information must be observed by Related Persons until its disclosure to the market is permitted, and such Related Persons must ensure that their subordinates and trusted third parties also do so.

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5.  GENERAL PROVISIONS ON TRADING SECURITIES ISSUED BY CEMIG

Guidance on Trading Securities

Prohibition on Trading:

5.1 Trading Securities issued by CEMIG, Subsidiaries, and Affiliates (in the latter two cases, provided they are publicly-held companies), or related to them, is prohibited in the following situations:

a)       by anyone who has knowledge of Insider Information, from the date of awareness of Insider Information until the disclosure to the market of the respective Material Fact, observing the assumptions provided for in Paragraph 1 of Article 13 of CVM Resolution 44, and except for the exceptions established in Paragraphs 3 and 4 of Article 13 of CVM Resolution 44;

b)       by Related Persons in the 15 (fifteen) days preceding the date of disclosure of CEMIG’s quarterly information (ITRs) or annual financial statements and standardized financial statements form (DFP), as well as on the day of disclosure, before the information becomes public, regardless of whether such persons have knowledge of the content of the information contained in the ITRs and DFP, except for the exceptions established in Paragraph 3 of Article 14 of CVM Resolution 44, and provided that the Vice-President of Finance and Investor Relations shall previously provide Related Persons with the dates of disclosure or publication of these documents; and

c)       by Related Persons in all Blackout Periods, without the obligation for the Vice-President of Finance and Investor Relations to justify the decision to determine a Blackout Period. The Vice-President of Finance and Investor Relations may maintain the prohibition, even after the disclosure of a Material Act or Fact, whenever, at his/her discretion, trading with Securities could harm CEMIG or its shareholders.

5.2. Permission to Trading:

5.2.1. Secondary Market: respecting the blackout periods and rules determined in this Policy, Related Persons may trade CEMIG Securities.

5.2.2. Primary Market: the acquisition of securities issued by CEMIG and its subsidiaries by Related Persons in Bookbuilding processes conducted by coordinating banks contracted for the issue of such securities is permitted, provided that, as persons linked to the issue, they comply with the rules and procedures to be observed in transactions with securities in regulated markets.

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5.2.3. Investment Plan: any investor related to CEMIG who becomes potentially subject to the prohibitions and assumptions mentioned above may formalize an Investment Plan (or divestment) regulating their transactions with securities issued by the Company or related to them to avoid the applicability of such prohibitions and assumptions.

5.2.4. The adoption of the Investment Plan must comply with the requirements established in CVM Resolution 44, especially (i) be formalized in writing before CEMIG’s Vice-President of Finance and Investor Relations; (ii) be verifiable, including regarding its establishment and any changes to its content; (iii) establish, in an irrevocable and non-retractable manner, the dates or events and the values or quantities of transactions to be carried out by the participants; (iv) provide for a minimum period of 3 (three) months for the plan, its eventual modifications, and cancellation to take effect.

5.2.5. At least every six months, the Board of Directors or another statutory body to which it formally delegates this function must verify the adherence of transactions carried out by Related Persons to the formalized Investment Plans.

5.2.6. Communication on Trading by Controllers and Administrators under CVM Resolution 44.

5.2.6.1. Related Persons must inform CEMIG’s Vice-President of Finance and Investor Relations of ownership and trading securities issued by CEMIG, or issued by its Subsidiaries or its Controlling Shareholders that are publicly-held companies, as provided for in CVM Resolution 44 and B3’s Level 1 Regulation of Corporate Governance.

5.2.6.2. This communication must cover transactions with derivatives or any other securities referenced in the Securities issued by the Company or issued by its Controllers or Subsidiaries, provided they are publicly-held companies.

5.2.6.3. The communication above must occur:

a.        within 5 (five) days after each transaction;

b.       on the first business day after investiture in the position; and

c.        when submitting documentation for the registration of the company as a publicly-held company.

5.2.7.CEMIG’s Vice-President of Finance and Investor Relations must send monthly to CVM and Stock Exchanges, within 10 (ten) days after the end of each month, the information received individually and consolidated by body (Administration, Fiscal Council, and Bodies with Technical or Advisory Functions), as well as information about ownership and individual transactions carried out by the Company and its Subsidiaries and Affiliates.

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5.2.8. When it comes to the Controlling Shareholder and Administrators, the sending of the above information must be done monthly.

5.3 Related Persons cannot use Insider or Relevant Information to obtain, for themselves or others related to them, any pecuniary advantage, especially through the purchase or sale of securities issued by CEMIG or related to them.

6. GENERAL PROVISIONS FOR CONTROL AND RESTRICTION OF ACCESS TO INFORMATION RELATED TO A MATERIAL ACT OR FACT

6.1      It is the responsibility of Related Persons to communicate to the IR any Insider or Relevant Information and/or Material Act or Fact of which they have knowledge or that is ongoing in the business conducted under their responsibility to support and enable the decision on maintaining confidentiality or disclosure to the market.

6.1.1   In cases where shareholders, members of the Board of Directors, Executive Board, Fiscal Council, and Audit Committee become aware of the omission of the holder of the VPF in disclosing a Material Act or Fact of which they have knowledge, it is incumbent upon them to notify them immediately and in writing so that the proper disclosure to the market can be made.

6.1.2   Such notification does not exempt the persons mentioned in item 2.1.14 from responsibility for disclosure to the CVM.

6.2      Related Persons are prohibited from making any public statements or declarations regarding insider and strategic information to which they have access due to their position, function, or position they hold and news published by the press about issues discussed in meetings of statutory bodies, committees, or any body of CEMIG that have not been the subject of prior official pronouncement by CEMIG.

6.2.1   CEMIG's Related Persons, before disclosing a Material Act or Fact to any means of communication, directly or indirectly linked to operations involving CEMIG and that have not been the subject of prior official pronouncement, must request prior approval from the holder of the VPF.

6.2.2   Only the holder of the VPF, or the persons indicated by them or, in their absence, the persons indicated by the CEO of CEMIG, are authorized to comment, clarify, or detail information related to a Material Act or Fact.

6.2.3   If any Related Person intends to comment, in the media, on any information to which they have had access and about which there is doubt as to its qualification as Insider or Relevant Information, the IR department must be notified in advance so that an evaluation of the information and its characterization as a Material Act or Fact can be carried out, on which occasion it must be simultaneously disclosed to the market.

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6.2.4   Failure to comply with the provisions of this Policy by Related Persons subjects them to the sanctions provided for in CEMIG's internal rules and the applicable legislation and regulations.

6.3      The disclosure and exchange of Insider or Relevant Information with strategic partners and those who have commercial, professional, or trust relationships with CEMIG may only occur after a resolution of the Executive Board or the Board of Directors, as applicable, and the execution of a confidentiality agreement or similar instrument by CEMIG.

6.3.1   Failure to comply with the obligations and conditions outlined in a confidentiality agreement or similar instrument executed by CEMIG, by any of the signatory parties, entails liability as provided in said instrument and immediate evaluation by the VPF of the need for extensive disclosure of the information to the market in general in cases, for example, of influence on the pricing of securities issued by CEMIG or related to them; on investors' decision to exercise any rights inherent to holding securities issued by CEMIG or related to them; on the conclusion or termination of a contract, or the failure to do so, when the expectation of realization is publicly known; or modification of projections disclosed by CEMIG.

6.4      A Material Act or Fact may, exceptionally, not be disclosed, under applicable legislation and regulations, if the controlling shareholder, Board of Directors or Executive Board understands that its disclosure may jeopardize a legitimate interest of CEMIG.

6.4.1   If the undisclosed Insider or Relevant Information escapes CEMIG's control or if there is an atypical fluctuation in the quotation, price, or quantity of securities issued, the information must be immediately disclosed to the market as a Material Fact.

7. DISCLOSURE PROCEDURES

7.1 The disclosure of a Material Act or Fact will be made to the market in general.

7.1.1   The holder of the VPF is responsible for disclosing information regarding Material Acts or Facts and other Insider or Relevant Information to the market, ensuring broad and immediate dissemination of the information.

7.1.2   The disclosure of a Material Act or Fact must be made, firstly, to CVM and B3, in Brazil, and to foreign regulatory bodies and stock exchanges where CEMIG is listed, such as SEC (Securities Exchange Commission) and NYSE (New York Stock Exchange) in the United States, and Latibex in Spain, as well as to the market in general, observing the principles and guidelines of this Policy.

7.1.2.1 The IR department must ensure that the disclosure of the Material Act or Fact is made with a minimum advance notice of 30 (thirty) minutes before the opening of trading or after the closing of business on the Stock Exchanges, considering trading after the market close (After Market). In this last case, it is recommended that the disclosure occurs preferably after the closing of business in all countries where the securities are traded.

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7.1.2.2 The impossibility of disclosing the Material Act or Fact within the deadline stipulated in item

7.1.2.1 above must be duly justified in writing to the market regulators.

7.1.2.3 For Stock Exchanges that are not operating simultaneously, considering those located in markets of different countries, the disclosure of a Material Act or Fact should be made, whenever possible, before the start or after the end of trading in both countries, with the operating hours of the Brazilian market prevailing in case of incompatibility.

7.1.3  After confirming receipt of the disclosure communication of a Material Act or Fact by CVM, the same content must be simultaneously disclosed to the Board of Directors, Fiscal Council, Audit Committee, Executive Board, and then to the press, analysts, and investors. The full disclosure must be made available to the market on CEMIG's Investor Relations webpage on the Internet, in Portuguese, English, and Spanish, without prejudice to disclosure through other means of communication, with content at least identical to that sent to CVM.

7.1.4   The Material Act or Fact must be disclosed either before the start or after the end of activities on B3, and if disclosure is imperative during trading, it is the responsibility of the holder of the VPF to request the suspension of trading CEMIG's securities by B3 until the complete dissemination and availability of the information.

7.1.5   If information characterized as a Material Act or Fact is inadvertently disclosed, the holder of the VPF must be promptly informed so that they can immediately disclose the information widely to the market in general.

7.1.5.1 If the information referred to in this item is inadvertently disclosed, the holder of the VPF must arrange for an investigation regarding the responsibility of the party who made it public, under item 7.

7.1.6 It is the responsibility of the holder of the VPF to assess the relevance of addressing rumors or destabilizing statements that are not likely to prompt requests for clarification from the regulatory and oversight bodies and entities to which CEMIG is subject or that may harm its image or business.

7.2     The Notice to Shareholders and the Notice to the Market must follow the same procedure for disclosing Material Acts or Facts, being made available on CEMIG's Investor Relations website on the Internet. Publication in other means of communication is not mandatory, except as provided for in applicable legislation, especially Article 133 of Law 6,404/1976.

7.3      According to best market and corporate governance practices, the use of a  Blackout Period should be adopted in the case of public distribution offerings, in the period preceding the disclosure of financial results and the submission of this information to the CVM and Stock Exchanges, as well as their public disclosure, to ensure equal treatment of information and its communication to the market in general.

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7.3.1 All Related Persons are subject to the Blackout  Period, as described in this

Policy.

7.4      CVM Resolutions must be fully observed in the disclosure of information about Material Acts or Facts, Notices to the Market from CEMIG, and Notices to Shareholders, as applicable.

8. ACCOUNTABILITY

8.1      Non-compliance with the provisions of this Policy constitutes an offense subject to penalties that may be applied by CVM, without prejudice to disciplinary, legal, and regulatory sanctions that may be applied by CEMIG, as the case may be.

8.1.1   Without prejudice to applicable administrative, civil, and criminal sanctions, Related Persons responsible for non-compliance with any provision of this Policy must reimburse CEMIG for any direct or indirect losses resulting from such non-compliance.

8.2 Non-compliance with the provisions of this Policy by those subject to Related

Persons entails their joint and several liability.

8.3      The provisions of this Policy do not exempt third parties not directly linked to CEMIG from liability arising from applicable legislation and regulations if they have knowledge of a Material Act or Fact and engage in transactions with securities issued by CEMIG.

Márcio Luiz Simões Utsch

Chair of the Board of Director